                                                                   EXHIBIT 10.11


[CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF THIS
DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH
THE COMMISSION]

                 DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT


         THIS DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT dated as of February 14, 1995 (the "Agreement"), is entered into between BIOSITE DIAGNOSTICS INCORPORATED, a Delaware corporation ("Biosite"), having a place of business located at 11030 Roselle Street, Suite D, San Diego, California 92121, United States of America, and KYOTO DAI-ICHI KAGAKU CO., LTD., a Japanese corporation ("KDK"), having a place of business located at 57 Nishi Aketa-Cho, Higashi-Kujo, Minami-ku, Kyoto 601, Japan.

                              W I T N E S S E T H:

         WHEREAS, Biosite owns or has rights to certain significant technology which may be used in the development of reagents and a test device for use with a test device reader to form a system to quantitatively measure analytes in the immunoassay field; and

         WHEREAS, Biosite and KDK desire to collaborate in the development of a hand held rapid in vitro immunoassay system, consisting of reagents, a testing device and a reader, designed to quantitatively measure multiple cardiac analytes released from damaged cardiac tissue for use in the diagnosis and monitoring of myocardial infarction, on the terms and subject to the conditions set forth below; and

         WHEREAS, in consideration of KDK's paying the development fund referred to in Article 3.2 of the Agreement, KDK wishes to obtain from Biosite the exclusive rights to market, and distribute such a hand held rapid in vitro immunoassay system in Japan, Asia, the Middle East and the Pacific Island Countries, for use in the diagnosis and monitoring of myocardial infarction, on the terms and subject to the conditions set forth below:

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meaning set forth below:

         1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is

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controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

         1.2 "Agencies" shall mean, collectively, all sole agents, subsidiaries, partnerships and other entities directly or indirectly controlled by KDK, and all independent distributors of KDK diagnostic products, located in the Territory.


         1.3 "Asia" shall mean, collectively, Afghanistan, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China, Hong Kong, India, Indonesia, Laos, Malaysia, Maldives, Mongolia, Nepal, South Korea, North Korea, Pakistan, Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam.


         1.4 "Biosite Marks" shall mean those certain trademarks, trade names, designs and marking owned by or licensed to Biosite and designated from time to time in writing by Biosite for use by KDK under the Agreement in connection with the promotion, marketing, sale and distribution of the Testing Device and the Reader in the Territory for use in the Field.

         1.5 "Development Program" shall mean the program to develop, conduct clinical testing and apply for regulatory approval to market the Product in the United States of America and the Territory for use in the Field, conducted by or on behalf of Biosite and KDK pursuant to the Agreement.

         1.6 "Field" shall mean the simultaneous and quantitative measurement of multiple cardiac analytes released from damaged cardiac tissue, including CKMB, Troponin I and Myoglobin, for use in the diagnosis and monitoring of myocardial infarction.

         1.7 "First Commercial Sale" shall mean the date of the first sale of the Testing Device or the Reader in the Territory for use by the general public in the field.

         1.8 "Know-How" shall mean all information and data, which is not generally known, including formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to make, use, develop, sell or seek regulatory approval in any country to market the Product for use in the Field, in which Biosite or KDK has an ownership interest and which is in the possession of Biosite or KDK on the date of the Agreement or thereafter during the term of the Agreement.


         1.9 "Middle East" shall mean, collectively, Bahrain, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Saudi Arabia, Syria, Qatar, United Arab Emirates and Yemen.



        1.10 "Pacific Island Countries" shall mean, collectively, Australia, Fiji, Kiribati, Nauru, New Zealand, Papua New Guinea, Solomon Islands, Tonga, Tuvalu, Vanuatu and Western Samoa.


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         1.11 "Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to Biosite or to which Biosite otherwise acquires rights, which claim the Product, any Product Component, or the process of manufacture or use of the Product or any Product Component for use in the Field, together with any and all patents that have issued or in the future issue therefrom, including utility model and design patents and certificates of invention; and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions, to any such patents and patent applications; all to the extent and only to the extent that Biosite now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

         1.12 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity specifically listed herein.

         1.13 "Product" shall mean the hand held rapid in vitro immunoassay system, consisting of reagents, a testing device and a reader, developed by or on behalf of Biosite for use in the Territory for use in the Field, together with all improvements thereto (including future generations thereof) developed by or on behalf of Biosite for use in the Territory for use in the Field, and all modifications thereto developed by or on behalf of Biosite for use or sale in the Territory for use in the Field.

         1.14 "Product Components" shall mean, collectively, the Reader, the Reagents and the Testing Device as defined below:

                  1.14.1 "Reader" shall mean that certain testing device reader which Biosite shall develop or cause to be developed or cause its subcontractor(s) to develop under the Development Program, constituting a component of the Product.

                  1.14.2 "Reagents" shall mean those certain reagents which Biosite shall develop or cause to be developed under the Development Program, constituting a component of the Product.

                  1.14.3 "Testing Device" shall mean that certain testing device which Biosite shall develop or cause to be developed under the Development Program, containing the Reagents and constituting a component of the Product.

         1.15 "Specifications" shall mean the specifications for the Product Components established by Biosite and agreed to by KDK for use in the Field in the Territory which are attached hereto as Exhibit A as such may be revised from time to time pursuant to the provisions of Section 3.3 below.


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         1.16 "Quality Inspection Criteria" shall mean quality inspection criteria for the Product Components established by mutual agreement of Biosite and KDK which will be attached hereto as Exhibit __ within eighteen (18) months from the effective date of the Agreement.

         1.17 "Territory" shall mean, collectively, Japan, Asia, the Middle East and the Pacific Island Countries.

         1.18 "Third Party" shall mean any Person other than Biosite, KDK and their respective Affiliates.


                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Each party hereby represents and warrants to the other party as follows:

         2.1 Corporate Existence and Power. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under the Agreement.

         2.2 Authorization and Enforcement Obligations. Such party (a) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

         2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with execution of the Agreement have been obtained.



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                                    ARTICLE 3

                               DEVELOPMENT PROGRAM

         3.1 Development Activities. Biosite and KDK shall conduct, or cause to be conducted, the Development Program to develop, conduct all clinical testing and apply for regulatory approval to market the Product in the Territory.

                  3.1.1 Development Responsibilities. Biosite shall be responsible to conduct or cause the design, development and manufacturing scale-up of the Product. Biosite shall be responsible for the clinical trials and regulatory approval of the Product in the United States of America. KDK shall be responsible for the clinical trials and regulatory approval of the Product in the Territory for use in the Field.

         3.2  Development Program Funding.

                  3.2.1 Development Costs. To support Biosite's Development Program, KDK shall pay Biosite the following nonrefundable amounts upon achievement of the applicable milestones set forth below. Biosite shall apply the funding received from KDK under the Agreement only for the specific purpose of carrying out its obligations under the Development Program and accomplishing the objectives thereof.

                  a. Milestone 1. Prior to the date of the Agreement, KDK has paid Biosite the sum of US$500,000 the receipt of which is hereby acknowledged.

                  b. Milestone 2. KDK shall pay Biosite the sum of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] upon [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

                  c. Milestone 3. KDK shall pay Biosite the sum of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] upon [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

                  d. Milestone 4. KDK shall pay Biosite the sum of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] upon [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

                  e. Milestone 5. KDK shall pay Biosite the sum of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

                  3.2.2 Milestone Timetable. Biosite shall be responsible for developing the Product according to the Milestone Timetable set forth below.


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

                  Milestone 2          by September end, 1995
                  Milestone 3          by June end, 1996
                  Milestone 4          by October end, 1996


 .2.3 Clinical and Regulatory Costs. Biosite shall be solely responsible for funding the costs of clinical trials and regulatory approval of the Product in the United States of America. KDK shall be solely responsible for funding the costs of clinical trials and regulatory approval of the Product in the Territory.

         3.3 Specifications and Quality Inspection Criteria. Biosite and KDK shall agree upon specifications for the Product Components which are to be set forth in writing and to be attached as final specifications to the Agreement. The parties shall also agree upon the Quality Inspection Criteria within [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] from the effective date of the Agreement which will be attached hereto as Exhibit. Any modifications to the Specifications and the Quality Inspection Criteria for the Testing Device and the Reader in the Territory shall require the prior mutual agreement of Biosite and KDK.


                                    ARTICLE 4

                               DISTRIBUTION RIGHT

         4.1 Distribution Right. In consideration of KDK's paying the development funding referred to in Article 3.2 of the Agreement, Biosite hereby grants KDK the exclusive right to promote, market, service, sell and distribute the Product in the Territory and hereby acknowledges that KDK has such exclusive distribution right. KDK shall use its best efforts to promote, market, distribute and sell the Product in the Territory and to meet the reasonably foreseeable market demand therefor. KDK shall not sell or export the Product, directly or indirectly, nor cause any Third Party to promote, market, sell, export, distribute or otherwise deal in the Product, directly or indirectly, outside the Territory. KDK shall have the right to appoint one or more Third Parties as subdistributors in the Territory. Biosite shall not sell the Product, directly or indirectly, nor cause any Third Party (including without limitation LRE Reais+Elektronik GmbH) to promote, market, sell, export, distribute or otherwise deal in the Product, directly or indirectly, in the Territory.


         4.2 Noncompetition. Except as otherwise provided in the Agreement, during the term of the Agreement, neither Biosite nor KDK shall, for itself or with any Affiliate or Third Party, market, promote, sell or distribute any disposable in vitro immunoassay test device in combination with a hand held reader


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in the Territory for use in the Field without the prior express written consent of the other party. Notwithstanding the foregoing, KDK shall have the right, without any prior written consent of Biosite, to market, promote, sell or distribute the bench-top dry chemistry assay system including future modifications and improvements (currently marketed under the name SPOTCREM) or any non-portable bench-top instruments for measurement of immunoassay tests including cardiac analytes such as CKMB, Troponin I and Myoglobin in combination or reagents.


         4.3 Independent Purchaser Status. KDK shall be an independent purchaser and seller of the Testing Device and the Reader. KDK shall not act as an agent or legal representative of Biosite, nor shall KDK have any right or power to act for or bind Biosite in any respect or to pledge its credit.


         4.4 New Reader Applications. Biosite shall inform KDK first of Biosite's intention to market new reader application products in the Territory. Biosite shall initiate, upon request by KDK, a meeting with KDK to discuss the right to distribute, sell or market such new reader application products in the Territory. In the event that Biosite elects to appoint new distributor(s) for such new application products in the Territory, Biosite shall modify or change the color, product name and software of the Reader in the new application so that the Readers under this Agreement may be sufficiently differentiated from the Readers under new reader applications, and Biosite shall not sell to such new distributor(s) new readers or any new reader applications products virtually identical or similar to the Reader in the Agreement at prices which are more favorable, at a comparable volume of sales, than those prices charged to KDK pursuant to the Agreement. If more favorable prices are given to such third party(ies), Biosite shall notify KDK in writing and the prices to KDK shall be amended to reflect such prices.



                                    ARTICLE 5

                         TERMS AND CONDITIONS OF SUPPLY

         Biosite shall sell and deliver, and KDK shall purchase from Biosite, such Testing Devices and Readers as KDK requires for sale in the Territory or use in the Field on the terms and subject to the conditions set forth below:

         5.1  Price.


                  5.1.1 Testing Device. The sales price for each Testing Device (which shall contain the Reagents and shall be in finished product packages including package insert, retail cartons, and language on such package and insert should be English and/or Japanese) purchased by KDK for commercial sale hereunder shall be equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] (FCA San Diego Facilities Incoterms 1990) per Testing Device for orders received by Biosite prior to the fourth anniversary of the First Commercial Sale of the Testing Device. The sales price for each Testing Device for


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orders received on or after such fourth anniversary shall be determined from time to time by the mutual agreement of the parties.

                  5.1.2 Reader. The sales price for each Reader (which shall be contained in finished product packages which include operator's manual, retail cartons, carton packing material, languages on packages should be English and/or Japanese) purchased by KDK for commercial sale hereunder shall be equal to (a) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] (FOB Munich Airport, Frankfurt Airport or Hamburg Seaport Incoterms 1990) per Reader for orders received by Biosite prior to the second anniversary of the First Commercial Sale of the Reader, and (b) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] (FOB Munich Airport, Frankfurt Airport or Hamburg Seaport Incoterms 1990) per Reader for orders received by Biosite on or after the second anniversary and prior to the fourth anniversary of the First Commercial Sale of the Reader. The sales price for each Reader for orders received on or after such fourth anniversary shall be determined from time to time by the mutual agreement of the parties.


                  5.1.3 Revised Prices. Notwithstanding the foregoing, if either party in good faith determines that, due to material changes in manufacturing or marketing circumstances, it is not commercially feasible to purchase or sell the Testing Device or the Readers hereunder for commercial sale in any country in the Territory for use in the Field, the parties shall meet and negotiate in good faith, and if the parties mutually agree, revise the sales price for the Testing Device or the Reader under this Section 5.1.

         5.2  Demonstration Products.


                  5.2.1 Testing Device. Prior to, and during the period of one
(1) year following, the date of the First Commercial Sale of the Testing Device in the Territory, Biosite shall sell and deliver to KDK such quantity of Testing Devices, not to exceed [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], as KDK requests solely for demonstration purposes in connection with the promotion, marketing, distribution and sale of the Testing Device, but not for commercial sale hereunder, at a price equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] (FCA San Diego Facilities Incoterms 1990) per Testing Device. During the term of the Agreement, KDK may request from time to time any additional Testing Devices for demonstration purposes and upon such request the parties shall negotiate in good faith terms and conditions (including quantity and price terms).


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                  5.2.2 Reader. Prior to, and during the period of one (1) year following, the date the First Commercial Sale of the Reader in the Territory, Biosite shall sell and deliver to KDK such quantity of Readers, not to exceed [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], as KDK requests solely for demonstration purposes in connection with the promotion, marketing, distribution and sale of the Reader, but not for commercial sale hereunder, at a price equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] (FOB Munich Airport, Frankfurt Airport or Hamburg Seaport Incoterms 1990) per Reader. During the term of the Agreement, KDK may request from time to time any additional Readers for demonstration purposes and upon such request, the parties shall negotiate in good faith terms and conditions (including quantity and price terms).

         5.3 Order and Shipment. KDK shall make all purchases of Product by placing firm orders with Biosite. Such purchase orders shall be in writing and in a form reasonably acceptable to Biosite. Purchase orders shall not be binding upon Biosite unless and until accepted by Biosite. Biosite shall notify KDK in writing of its acceptance of purchase orders and of the scheduled deliver therefor within two weeks after receipt of firm orders. Biosite shall use commercially reasonable efforts to deliver the Product within three (3) months after receipt of firm orders. The Product shall be packed in such manner as to ensure safe and undamaged delivery.

         The Testing Device shall be delivered FCA San Diego Facilities Incoterms 1990. The Reader shall be delivered FOB Munich Airport, Frankfurt Airport or Hamburg Seaport Incoterms 1990. The Product shall be shipped to KDK's facility located at Kyoto, Japan or such other location as designated in advance in writing by KDK. Biosite shall make its best effort to accept any reasonable orders for the Product placed by KDK. In the event that Biosite decides to discontinue the manufacture of the Product, upon KDK's request the parties shall negotiate, in good faith, a contract under which Biosite transfers or licenses KDK with the Patent Rights and any other proprietary information necessary for KDK tomanufacture the Product in the Territory.

         5.4 Payments. KDK shall pay Biosite within forty-five (45) days from date of the applicable bill of lading or airway bill for all Product purchased hereunder. KDK shall make all payments under the Agreement to Biosite in United States dollars to Biosite's account in a financial institution located in the United States.

         5.5 Forecasts. Not less than sixty (60) days prior to the


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
reasonably anticipated date of the First Commercial Sale, KDK shall provide an initial non-binding forecast to be updated quarterly.

         5.6  Warranties.


                  5.6.1 Testing Devices and Readers. Biosite warrants that it will manufacture all Testing Devices and shall cause the Readers to be manufactured in conformity with the final and latest Specifications and that every Testing Device and Reader shipped by or on behalf of Biosite will be free from defects in material and workmanship. With respect to the Readers, KDK will provide to its end users a twelve-month warranty commencing on the date of delivery to end users. In order to support such warranty, Biosite agrees that the warranty period for each Reader shall be twenty-four (24) months from the date of shipment to KDK. If during the above warranty period any Readers are found to be defective or not in conformity with the Specifications, KDK shall so notify Biosite and Biosite shall repair or replace such defective Readers promptly at its full expense (including expense for return by KDK of the defective Readers or parts to Biosite and shipment by Biosite of the correct and new Readers or parts to KDK). With respect to the Testing Devices, any Testing Devices which are found to be defective or not in conformity with the Specifications during their dated shelf life shall promptly be replaced by Biosite at its full and sole expense including shipping expense.

         If any Testing Device or Reader does not conform to the Specifications, and fails to pass KDK's quality control conducted following the agreed Quality Inspection Criteria in Kyoto or such other locations as designated by KDK, KDK shall be entitled to reject such products, or in its sole discretion, reject the entire lot from which such nonconforming products were manufactured. KDK shall exercise its rejection by promptly shipping back to Biosite all such rejected products or lots at no cost to KDK. In the event of any rejection, Biosite shall promptly replace the nonconforming or rejected products or lots as soon as possible but no later than ninety (90) days at no cost to KDK. Biosite shall not alter or depart from these procedures in the manufacture or testing of the Product so as to affect its performance without KDK's prior written consent, which consent shall not be unreasonably withheld. Any other changes made by Biosite in manufacture or testing that affect production or testing documentation, or service or operating manuals, or Exhibits to the Agreement, shall require written notice to KDK. Biosite, upon prior written reasonable notice, shall grant KDK periodic inspection and visitation rights and access to Biosite's and its designee's manufacturing facilities and data.



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
                  5.6.2 Patents. Biosite warrants that the patents listed on Exhibit B hereto have issued, that it is the owner of such patents and that it has received no notice from any Third Party of any lawsuits alleging the invalidity of such patents. Biosite warrants, to its current actual knowledge, that the form of the Testing Device contemplated by Biosite as of the date of the Agreement does not infringe the issued patents of any Third Party in the Territory. If the Testing Device is determined to infringe any issued patent in the Territory, Biosite shall use its best efforts to obtain all appropriate licenses and other rights so that KDK is able to continue its distribution of the Product in the Territory lawfully.

                  5.6.3 Labels, Warnings and Instructions. KDK shall distribute the Testing Devices and Readers as labeled by or on behalf of Biosite in the Territory so as to include all warnings and instructions necessary for the proper use of the Testing Devices and Readers; provided, however, Biosite and KDK shall agree about the position and form of such labels, lest such labels should violate any local laws or regulations in the Territory.


                                    ARTICLE 6

                    OBLIGATIONS OF KDK REGARDING DISTRIBUTION

         6.1 Sales Promotion. KDK shall use its best efforts to promote the sale and use of the Testing Devices and the Reader in the Territory for use in the Field. KDK shall provide necessary training of KDK's or subdistributors sales representatives in the use of the Testing Device and the Reader.

         6.2 Promotional Materials; Package Inserts. KDK shall use reasonable efforts to ensure that all advertising, promotional literature, packaging and package inserts comply with applicable laws and regulations in the Territory. KDK shall prepare necessary translations of Biosite's sales literature, package inserts and labeling.

         6.3 Import Licenses and Other Governmental Approvals, Compliance.

                  6.3.1 KDK shall, at its own expense, obtain any registration, license, permit or governmental approval (collectively, any "Registration") that may be necessary to permit the purchase, distribution and resale by KDK of the Testing Device and the Reader in each country in the Territory.


                  6.3.2 All registrations in the Territory of the Testing Device and the Reader shall be made in the name of KDK and shall remain the property of KDK.




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

         6.4 Quarterly Reports. KDK shall prepare and provide Biosite with quarterly written sale reports within 30 days of the end of each calendar quarter (January-March, April-June, July-September, October-December), commencing with the first calendar quarter after the First Commercial Sale. The quarterly reports shall summarize sales (sales figures only) of the Testing Device and the Reader by KDK and its subdistributors during the preceding quarter for Japan.


                                    ARTICLE 7

                  OBLIGATIONS OF BIOSITE REGARDING DISTRIBUTION

         7.1 Support. Biosite regularly shall provide KDK with literature on the Testing Device and technical information relating to the Testing Device, the Reader and their proper use. Biosite shall further furnish free of charge to KDK reasonable quantities of sales manuals, brochures, and other sales promotional documents in English. Upon KDK's request, Biosite shall furnish free of charge to KDK reasonable quantities of available photographs, negative/positive films, camera ready artwork, posters and panels relating to the Product, such items shall be for use by KDK in its marketing and public relations activities.

         7.2 Assistance. Biosite shall provide KDK with all data and other information available to Biosite, and shall execute or cause to be executed such certificates and other documents, as reasonably necessary to assist KDK in obtaining all necessary product registration in the Territory for the Testing Devices and the Reader. Biosite shall provide KDK with reasonable access to and assistance of its technical, sales, and service personnel in San Diego, California as Biosite deems appropriate. Such assistance under this section shall be without charge to KDK except as may be otherwise mutually agreed.


         7.3 Support for Product Registration. Biosite shall provide KDK with any necessary, sufficient and reasonable backup in support of KDK's obtaining necessary product registration. Upon KDK's request, the parties shall negotiate the supply of the Product for clinical trials at discounted prices.


         7.4 Certain Training. Where training (i.e., technical training, application training etc.) is required Biosite shall provide the necessary training to KDK. Biosite shall provide to KDK the particular custom tools and other materials at cost which are prepared for proper maintenance or repair of the Product for out of warranty service. During the term of the Agreement, Biosite shall send its personnel (scientific,


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
technical or marketing staffers), as agreed upon on a case by case basis, to work with KDK in the Territory.


         7.5 Reports. Biosite shall make periodic reports to KDK on development and modifications of the Product, United States and European market trends regarding the Product and important industrial news every six (6) months, commencing with the first calendar half-year after the effective date of the Agreement. Biosite shall send KDK, on a quarterly basis, reports on the status and progress of the Development Program for which Biosite is responsible, commencing with the first calendar quarter after the effective date of the Agreement.



                                    ARTICLE 8

                         CONFIDENTIALITY AND PUBLICATION


         8.1 Confidential Information. During the term of the Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information" to be stamped as confidential), and shall not use, disclose or grant the use of the Confidential Information except on a need-to know basis to those directors, officers, employees, consultants, clinical investigators, contractors, permitted sublicensees or permitted assignees, customers, end users, dealers, researchers, collaborators, subdistributors, clinicians, medical technologists, laboratory technicians, medical doctors, nurses, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by the Agreement. To the extent that disclosure is authorized by the Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by the Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.


         8.2 Permitted Disclosures. The confidentiality obligations contained in
Section 8.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or
(ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure by the other party hereunder, or thereafter became public knowledge, other than as a result of actions of the Recipient, its directors, officers, employees, consultants, clinical investigators, contractors, permitted sublicensees and permitted assignees, customers, end users, dealers, researchers, collaborators, subdistributors, clinicians, medical technologists, laboratory technicians, medical doctors, nurses in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its affiliates (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or (iii) the disclosed information was disclosed to the Recipient or its affiliates on an unrestricted basis from a source unrelated to any party to the Agreement and not under a duty of confidentiality to the other party. Notwithstanding any other provision of the Agreement, each party may disclose Confidential Information of KDK or Biosite relating to information developed pursuant to the Agreement to any person or entity with whom Biosite has, or is proposing to enter into, a business relationship, as long as such person or entity has entered into a confidentiality agreement with Biosite. Subject to the confidentiality provisions contained in this Article 8, KDK shall have the right, at its discretion, to issue press releases or public announcements concerning KDK's distribution, sale/marketing of the Products, or any other activities hereunder in the Territory. KDK shall give Biosite written notice of any such press releases or public announcements.

         8.3 Terms of the Agreement. Neither Biosite nor KDK shall disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to Persons with whom KDK or Biosite has entered into or proposes to enter into a business relationship provided that such Persons shall enter into the required confidentiality agreement. Notwithstanding the foregoing, within sixty (60) days of execution of the Agreement, KDK and Biosite shall agree upon the substance of information that can be used to describe the terms of this transaction in publicity with respect to the Agreement or otherwise, and KDK and Biosite may disclose such information, as modified by mutual agreement from time to time.

         8.4 Use of Name. Except as required by applicable law, neither party shall use the name of the other party or the other party's employees in any advertisement or press release, without prior written approval of the other party, which approval shall not be unreasonably withheld. If, however, a party has approved an advertisement or press release that contains the same or substantially the same text, shall not be required to be submitted for approval to the other party.

                                    ARTICLE 9

                                  PATENT RIGHTS

         9.1 Ownership. Biosite shall be the exclusive owner of any Patent Rights, Know-How or other intellectual rights of the Product, the Product Components and the process of the manufacture or use thereof, whether or not patentable.

         9.2 Prosecution, Maintenance and Enforcement. Biosite, at its sole expense, shall be responsible for and shall control the preparation, filing, prosecution, maintenance and enforcement of the Patent Rights.

         9.3 Third Party Infringement Actions. If KDK, its subdistributors or their respective customers is sued by a Third Party for infringement of a patent because of the sale of a Testing Device or Reader in the Territory, KDK promptly shall notify Biosite in writing of the institution of such suit. Biosite and KDK agree to use their best efforts to mutually settle any litigation relating to the infringement of any issued patents. Biosite shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event KDK shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall, at Biosite's expense, cooperate fully in the defense of such suit and furnish to Biosite all evidence and assistance in its control.

         9.4 No Other Technology Rights. Except as otherwise provided in the Agreement, under no circumstances shall a party, as a result of the Agreement, obtain any ownership interest or other right in any technology, Know-How, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to the Agreement. It is understood and agreed by the parties that the Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their part of the Development program or the development and marketing of the Product.


                                   ARTICLE 10

                                  BIOSITE MARKS

         The trade marks or trade names of the Testing Device and the Reader for sale in the Territory shall be chosen by KDK and registered in the name of KDK in the Territory at its expense, provided, however, that KDK shall consult with Biosite in sincere manner in the choice of such trademarks or trade names and respect Biosite's recommendation. KDK shall not use any

Biosite Marks, or any word, title, expression, trademark, design or marking that is confusingly similar thereto, as part of its corporate or business name, its products or in any other manner. Notwithstanding the foregoing, (a) KDK may identify itself as an authorized distributor of Biosite, and (b) KDK may use the Biosite Marks for display purposes in connection with solicitation of orders for the Testing Device and the Reader. KDK shall not alter, remove or modify any Biosite Marks, nor affix any other trademarks, labels or markings to the Testing Device and the Reader without Biosite's consent; provided, however, that KDK may affix labels or other indices on the Testing Devices and the Readers it distributes to identify it as the distributor of the Testing Device and the Reader so long as such labels do not cover and are not inconsistent with the Biosite Marks, labels or markings. All registrations of the Biosite Marks shall be paid by Biosite. Biosite hereby grants to KDK the royalty-free exclusive right to use Biosite Marks on the Product during the term of this Agreement and the period of the Product being distributed by KDK. No other KDK labels, package inserts or other material shall accompany the Testing Device and the Reader without the prior written approval of Biosite; provided, however, that once Biosite has so approved the use of any such KDK labels, package inserts or other material, then any other KDK labels, package inserts or materials that contain the same or substantially the same text shall not be required to be submitted to Biosite for approval.


                                   ARTICLE 11

                                   COPYRIGHTS

         KDK hereby acknowledges that Biosite may claim copyright protection with respect to certain parts of the Testing Device and the Reader and the labels, inserts and other materials regarding the Testing Device and the Reader. KDK further acknowledges that Biosite has advised KDK that it has the sole and exclusive right to claim the copyright protection with respect to all such items. Nothing contained in this Article 11 shall prohibit KDK from copying and distributing to its sales representatives Testing Device and Reader advertising, literature and other materials prepared by or on behalf of Biosite for the purpose of fulfilling KDK's obligations and rights under the Agreement. KDK shall cooperate with Biosite, take such actions and execute such documents, as reasonably requested by Biosite and at Biosite's expense, to assist Biosite in the protection of copyrights owned by or licensed to Biosite. KDK shall inform Biosite immediately of any infringements or other improper action with respect to any such copyrights that come to the actual attention of KDK.

                                   ARTICLE 12

                              TERM AND TERMINATION


         12.1 Term. Unless terminated earlier pursuant to Section 12.2 below, the Agreement shall continue in full force and effect for an initial term expiring ten (10) years after the date of receipt of the required marketing approval, and pricing approval (if any), from the governing health authority in any country in the Territory to market the Product in such country for use in the Field; provided, however, that (a) KDK shall have the right to extend the term of the Agreement for an additional two (2) years, by giving written notice to Biosite not less than one hundred eighty (180) days prior to the expiration of the initial term; and (b) if KDK exercises such option to extend the Agreement, after expiration of such two (2) year extension and any extension thereafter, the Agreement automatically shall be renewed for successive periods of two (2) years each.



         12.2 Termination. Either party may terminate the Agreement (a) except as otherwise provided in Section 14.2 below, upon or after the breach of any material provision of the Agreement by the other party if the other party has not cured such breach within ninety (90) days after notice thereof from they non-breaching party, or (b) at any time after the expiration of the initial ten
(10) year term and the first two (2) year extension (total twelve (12) years) if extended of the Agreement, upon not less than one hundred eighty (180) days prior written notice to the other party for any reason whatsoever. KDK shall have the right to terminate the Agreement if Biosite elects to cancel, stop or suspend the development program or any each of the Milestone Timetable is delayed by twelve (12) months or more.



         12.3 Effect of Expiration and Termination. Upon termination or expiration of the Agreement, KDK shall have the right either to ship back the KDK's inventory of the Product at KDK's acquisition cost which includes air/ocean freight, insurance and duties or to continue to sell the remaining stock of the Product. After termination or expiration of the Agreement for whatever reasons Biosite shall continue to supply KDK for a period of five (5) years from the date of termination of the Agreement with Testing Devices, reagents and spare-parts necessary for the customers of KDK which have acquired the Readers, and KDK shall have the right to distribute such products during the same period. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 8, 9 and 13 shall survive the expiration or termination of the Agreement.



                                   ARTICLE 13

                                    INDEMNITY

         13.1 Indemnity. Biosite shall defend, indemnify and hold KDK, its Affiliates and/or its Agencies harmless from all costs, damages and expenses (including reasonable attorneys' fees) that KDK may suffer as a result of any claims or judgments in favor of any Third Party for bodily injury, property damage, or any other damage or injury caused or alleged to have been caused by the defective Product (including without limitation design defects, manufacturing defects and warning defects) except to the extent that any such damage is attributable to the gross negligence or willful misconduct of KDK. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorney's fees and cost) that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any Third Party against any of them and arising out of or relating to (a) any breach of the Agreement by the indemnifying party, (b) any negligence or intentional act or omission by or on behalf of the indemnifying party in the performance of its activities contemplated by the Agreement, (c) any misrepresentation or misstatements by KDK or Biosite, in each case other than those certain losses, liabilities, damages and expenses arising out of the gross negligence or willful misconduct of the indemnified party.

         13.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 13 shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding with respect to which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly notices, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 13 shall not apply to amounts paid in settlement of any loss, liability, damage or other expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time at the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 13, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 13. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         13.3 Insurance. Biosite shall maintain, through self-insurance or otherwise, such insurance and products liability insurance against claims regarding the development and manufacture of the Testing Device by Biosite under the Agreement, in such amounts as it customarily maintains for similar activities. Biosite shall maintain such insurance during the term of the Agreement and thereafter for so long as it maintains insurance for itself covering similar activities.


                                   ARTICLE 14

                                  MISCELLANEOUS

         14.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, air mail, internationally-recognized delivery service or courier), air mail, internally-recognized delivery service or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

         If to Biosite:

                  Biosite Diagnostics Incorporated
                  11030 Roselle Street, Suite D
                  San Diego, California 92121, U.S.A.
                  Attention:  Kim D. Blickenstaff
                              President

         If to KDK:

                  Kyoto Dai-Ichi Kagaku Co., Ltd.
                  57 Nishi Aketa-Cho,
                  Higashi-Kujo,
                  Minami-Ku,
                  Kyoto 601, Japan
                  Attention:  Shigeru Doi
                              President

         14.2 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.


         14.3 Assignment. Except as expressly provided hereunder, the Agreement may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party which may not be unreasonably withheld or delayed; provided, however, that at any time on or after the third anniversary of the date of the first Commercial Sale, either party may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement.


         14.4 Severability. Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.

         14.5 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

         14.6 Arbitration. Any dispute, controversy or claim originally initiated by either party relating to, arising out of or resulting from the Agreement, or the performance by either party of its obligations hereunder, whether before or after termination of the Agreement, shall be finally resolved by binding arbitration pursuant to the Japan-American Trade Arbitration Agreement of September 16, 1952. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. If initiated by Biosite, such arbitration hereunder shall be conducted under the Commercial Arbitration Rules of the Japan Commercial Arbitration Association, and any applicable procedural laws of Japan, and shall be held in Osaka, Japan. If initiated by KDK, such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association and any applicable procedural laws of the State of California, and shall be held in Los Angeles, California. The award shall be final and binding upon the parties.

         14.7 U.S. Export Laws and Regulations. Each party hereby acknowledges that the marketing rights and information disclosure requirements of the Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

         14.8 Entire Agreement. The Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

         14.9 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         14.10 Independent Contractors. It is expressly agreed that Biosite and KDK shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Biosite nor KDK shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

         14.11 Language. The English language version of the Agreement shall govern and control any translations of the Agreement into any other language.

         14.12 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         14.13 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

BIOSITE DIAGNOSTICS                              KYOTO DAI-ICHI KAGAKU CO. LTD.
INCORPORATED

                                                 By:  /s/ Shigeru Doi
By: /s/ Kim D. Blickenstaff                         ---------------------------
   ---------------------------                   Title:  President
Title:  President                                      ------------------------
      ------------------------                   Date:   2/14/95
Date:   2/14/95                                        ------------------------
      ------------------------

                       Exhibit A: Product Specifications
                          System Design Specifications

1) PROJECT GOAL:        To develop and launch a panel of quantitative assays for
                        cardiac markers and an instrument suitable for the point-of-care setting by Summer 1996.


2) POINT-OF-CARE
   MARKET (P-O-C):      P-O-C for cardiac markers is defined as the emergency
                        department, chest pain center or coronary care unit. In each of these settings, the assay would be performed by non-laboratory health care personnel.

3) CUSTOMER NEEDS:

a) Assay:            o  No sample processing
                     o  Fast
                     o  Easy to use
                     o  Cardiac markers useful in early diagnosis of AMI
                     o  State of the art assay performance
                     o  Cost effective
                     o  Reliable
                     o  Result influences diagnostic decisions

b) Instrument:       o  Easy to use
                     o  Fast
                     o  Reliable
                     o  Documentation of results
                     o  Cost effective
                     o  Minimal Maintenance

4) PRODUCT DESIGN PARAMETERS

a) Assay:

     CUSTOMER NEED         DESIGN PARAMETER        GOAL
     No sample processing  Sample selection        Anticoagulated whole blood,
                                                   plasma and serum

     Easy to use           # Assay steps           1 step
                           Packaging               Unitized device, prepackaged
                                                   requiring no reagent preparation

     Useful markers        Panel                   Myo, CKMB, Trop I

     Good Performance      Fast                    10 minutes to result
                           Accuracy                Agreement with reference
                                                   preparation and standards
                           Precision               [CONFIDENTIAL MATERIAL
                                                   REDACTED AND FILED
                                                   SEPARATELY WITH THE
                                                   COMMISSION]

                            Agreement with         [CONFIDENTIAL MATERIAL
                              market leaders       REDACTED AND FILED
                                                   SEPARATELY WITH THE
                                                   COMMISSION]

     Reliable              Controls                Device and instrument
                           o Functional check      internal validation
                           o Calibration check     controls to determine
                                                   completion of assay and
                                                   eliminate the need for
                                                   timing step, factory
                                                   determined calibration and
                                                   input calibration data via
                                                   E-prom.

                           Kit stability           12 mos RT at launch, 24 mos
                                                   at RT final goal.

b) Instrument

     CUSTOMER NEED         DESIGN PARAMETER        GOAL
     Easy to use           Calibration             o Bar coded strip on device
                                                     for lot data input
                           Data entry keypad,      o Simplistic user interface
                           function
                           Keys                    o Alpha-numeric input
                           Maintenance             o No user serviceable parts
                                                   o Spill and contamination
                                                     resistant case

      Mistake resistant    Controls                o Instrument prompts/ok's
                                                   o Instrument electronic
                                                     checks (post)
                                                   o Results blocked if any
                                                     invalid checks occur for
                                                     assay
                                                   o Requires user ID to use
                                                   o Requires spec ID to proceed
                                                   o QC check device
                            Identification         o Bar coded lot/exp date

b) Instrument (continued)

     CUSTOMER NEED         DESIGN PARAMETER        GOAL
     Reliable              to be determined by mutual agreement by April end 95

     Portable              Size                    o Portable or small desk top
                           Power requirements      o Powered ac/dc converter

     Result documentation  Printer                 o Built-in printer
                                                   o Printout with date, time
                                                     user & Pt ID, Lot#, assay
                                                     results, control results,
                                                     normal range, out of range
                                                     flags for QC and patients
                           Data Storage            o 100 patient panel results
                                                     with all data (Lot, time,
                                                     date int. QC results) and
                                                     30 QC results
                                                   o Segregated QC memory
                           Interface               o Data downloadable to
                                                     laboratory data management
                                                     system

      Cost effective       Instrument cost         [CONFIDENTIAL MATERIAL REDACTED
                                                   AND FILED SEPARATELY WITH THE
                                                   COMMISSION]

      Accommodate new,     EEPROM Update           o Reprogrammable
      other assays                                   EEPROM on-site
                                                   o Panel selection by user

                              ASSAY SPECIFICATIONS

1) Assay Format:        A panel of sandwich immunoassays using a combination of
monoclonal and polyclonal antibodies for the quantitative detection of three cardiac markers in 10 minutes. The assay is performed in a wholly contained disposable device which is analyzed using a portable instrument.

2) Procedure:           1.  Label device.

                        2. Add an unmeasured amount of anticoagulated whole blood, plasma or serum to sample port.

                        3. Input specimen ID. Insert device into instrument for incubation, assay validation and quantification of results. Instrument will determine when assay is finished via internal control values. Any devices run simultaneously can be read after 1st device is quantified.

                        4.  Results displayed and printed.

3) Cardiac Marker Menu/Detection Limits:

    Marker              Minimum Detectable Dose (MDD)           Assay Range
    CKMB                [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY
    Myoglobin           WITH THE COMMISSION]
    Troponin I

   Minimum Indicating Limit of each Marker on Display
    CKMB                [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY
    Myoglobin           WITH THE COMMISSION]
    Troponin I

4) Internal Control:    Two internal controls that control for timing and
                        proper assay performance.

5) Specificity:         CKMB                [CONFIDENTIAL MATERIAL REDACTED
                        Myoglobin           AND FILED SEPARATELY
                        Troponin I          WITH THE COMMISSION]

6) Precision:           CKMB            % CV at ng/ml*
                        Myoglobin       % CV at ng/ml*
                        Troponin I      % CV at ng/ml*
                       *to be determined through mutual agreement by April end
                        95

7) Correlation:         Results must have [CONFIDENTIAL MATERIAL REDACTED AND
                        FILED SEPARATELY WITH THE COMMISSION] agreement with market leaders for each assay.

8) Incubation time:             One incubation step of (less than) 3
                                minutes/not observed by user.

9) Sample requirements:         An unmeasured amount of anticoagulated whole
                                blood; plasma or serum.

10) Standardization:            CKMB -  AACC Reference Material for CKMB
                                Myoglobin - Purified myoglobin
                                Troponin I - Cloned protein

11) Calibration:                Factory set and recorded on E-prom provided in
                                each kit. Bar code on device (Lot #/expiration date) is read when device is inserted into Instrument for quantitation.

12) Device Failure Rate:        (less than) 0.5%

13) Storage and Stability:      Stored at room temperature for 24 months, 12
                                months at launch.

                           COMPETITIVE PRODUCT MATRIX

1) CKMB                 DADE                    ABBOTT                  OPUS
   ----                 ----                    ------                  ----
        MMD             0.4 ng/ml               0.7 ng/ml               (less than) 1.0 ng/ml
        Range           0.4-125                 0.7-300                 1.0-300
        Precision                               5.4%-8.3%               8.6%-8.7%
        TAT             8 min                   30 min                  20 min
        Sample          serum                   serum/plas.             serum/plas.
        Norm range      (less than) 4.7 ng/ml   (less than) 5.0 ng/ml

2) MYOGLO               DADE                                            OPUS
   ------               ----                                            ----
        MMD             1.2 ng/ml                                       (less than) 1.0 ng/ml
        Range           1.2-1000                                        1.0-650
        Precision       1.3%-8.3%                                       3.2%-8.9%
        TAT             8 min                                           10 min
        Sample          serum/plas.
        Norm range      0-110 ng/ml                                     (less than) 90 ng/ml

3) TROP I               DADE                    ABBOTT
   ------               ----                    ------
        MMD             0.45 ng/ml              0.75 ng/ml
        Range           0-100                   0-100
        Precision       (less than) 10%         3%-10%
        TAT             8 min                   2 hr (R&D)
        Sample                                  serum
        Norm range      (less than) 0.5 ng/ml

4) TROP T               DADE                    ABBOTT
   ------               ----                    ------
        MMD             0.04 ng/ml
        Range           0.04-10 ng/ml
        Precision       (less than) 5%
        TAT
        Sample          serum
        Norm range      0-0.1 ng/ml

                           INSTRUMENT SPECIFICATIONS

1) Instrument design:    A portable instrument designed to be used at the
                         point-of-care setting by non-laboratory health care personnel. It requires minimal and self evident user interface to operate.

2) Procedure:            1.      Power on
                         2.      Automatic POST
                         3.      Enter user ID
                         4.      Select operational mode
                         5.      Enter sample ID
                         6.      Insert device.
                         7.      Instrument monitors control zones and determine
                                 completion of assay
                         8.      Multiple zones are read and results displayed
                                 on screen and printed
                         9.      Insert next device

3) HARDWARE

a) Dimensions:           Portable and compact, maximum footprint 8"x10"x6", less
                         than 10 lbs.

b) Optical Reader:       Capable of reading at least four assay test zones and
                         two control zones.

c) Device ID/data input: Each device has bar coded strip with test type, Lot #, expiration date, calibration date, control zone data.

d) User data interface:  Alpha-numeric keypad
                         Mode key(s)
                         Power key
                         Enter key
                         Timer

e) Display Screen:       Alpha-numeric, minimum of six lines display.
                         Japanese character (Katakana)

f) Data Output:          On board printer with continuous event logging.  Host
                         computer interface with bi-directional data transfer.

g) Power requirements:   Battery operated with AC adapter.
                         Display of operated time with Battery and requiring time for recharging.
                         Indication of consumption power.
                         Usable with disposable battery (AAA).


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
h) Memory storage:      Capable of 100 patient panel results with all associated
                        data e.g., time, date, internal controls, etc. and 30 QC panels.

i) Clock:               Real time clock with date and time.  Assay timer.

j) Serviceability:      No user serviceable parts.  Optics and Internal
                        components cleaned by operator.

k) Failure rate:
                        to be determined through mutual agreement by April and
                        95

4) SOFTWARE

a) Operational modes:   Data entry
                                Key access for data entry e.g., normal ranges, user ID list.
                                Normal ranges
                                Control ranges
                                User ID
                                Patient ID
                        Date retrieval
                                QC
                                Patient
                                Time/date of last QC run
                        Analyze assay
                        Print
                        Set clock/timer

b) Screen prompt:       ID entry
                        Result storage remaining
                        Download memory
                        Time since last QC

                        Error Messages
                                Lockout with unacceptable electronic validation checks.
                                Lockout with exp reagents.
                                Lockout with out of range or elapsed time QC. Result lockout with out of range internal control zones.
                                Lockout with unapproved user ID.
                                Improper device alignment.
                                Lockout with QC check device failure.


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                                    Exhibit B

                                     Patents

Patent Number 07/887,526 - Diagnostic device and apparatus for the controlled movement of reagents without membranes.



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